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                                                                    Exhibit 99.2

                       DISCRETIONARY OPTION GRANT PROGRAM
                       ----------------------------------

                        NOTICE OF GRANT OF STOCK OPTION
                        -------------------------------



          The short-form notice should be used for all options granted under the Discretionary Option Grant Program, whether to employees, consultants, or
Section 16 Insiders.  It is designed to incorporate all of the variable data
                                                               --------
applicable to the option grant. This Form is not appropriate for automatic
                                             ---
option grants to non-employee Board members.

          This form is used to evidence both incentive and non-statutory stock options. It incorporates the Company's standard four (4)-year installment exercise schedule.

          The Notice of Grant should be completed by adding the following details:

          1.   Optionee's name.

          2. Grant Date. This will generally be the date of the Compensation Committee Meeting approving the option grant. However, if the Committee approves an option grant for an individual who has not yet commenced service with the Company, then the Grant Date must be the later date on which that individual actually commences service, and the exercise price must be set at that time.

          3. Exercise Price. This will be the closing selling price of the Company's Class A Common Stock on the Nasdaq National Market on the Grant Date.

          4.   Number of Option Shares.

          5. Expiration Date. The standard term for options granted under the Incentive Plan is ten (10) years from the Grant Date. Accordingly, the Expiration Date must be the date immediately preceding the tenth anniversary of the Grant Date. For example, the Expiration Date of an option granted on December 1, 1997 would be November 30, 2007. This is important to protect the status of incentive stock options for Federal tax law purposes.

          6. Option's status as an incentive or non-statutory stock option. Again this should be determined by the Compensation Committee at the time of grant. An incentive stock option may only be granted to an employee of the Company. Consultants or other non-employees may only receive non-statutory stock options.
               Incentive stock options are also subject to an annual $100,000-limitation on initial exercisability per calendar year. Accordingly, attention should be paid to the aggregate value of the shares granted pursuant to an incentive stock option. If that value exceeds $100,000, the advice of Brobeck, Phleger & Harrison LLP should be sought to correctly document the option.
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                                 ODETICS, INC.
                        NOTICE OF GRANT OF STOCK OPTION
                        -------------------------------



          Notice is hereby given of the following option grant (the "Option") to purchase shares of the Class A Common Stock of Odetics, Inc. (the
"Corporation"):

          Optionee: ____________________________________________________________
          --------
          Grant Date: __________________________________________________________
          ----------
          Vesting Commencement Date: ___________________________________________
          -------------------------
          Exercise Price:$ ____________________________________________per share
          --------------
          Number of Option Shares: _______________________________________shares
          -----------------------
          Expiration Date: _____________________________________________________
          ---------------
          Type of Option:  ______  Incentive Stock Option
          --------------
                           ______  Nonstatutory Stock Option


          Exercise Schedule:  The Option shall become exercisable for twenty
          -----------------
          five percent (25%) of the Option Shares upon Optionee's completion of one (1) year of Service measured from the Vesting Commencement Date and shall become exercisable for the balance of the Option Shares in thirty-six (36) successive equal monthly installments upon Optionee's completion of each additional month of Service over the thirty-six
          (36) month period measured from the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee's cessation of Service.

          Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Odetics, Inc. 1997 Stock Incentive Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee hereby acknowledges receipt of a copy of the official prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.



          No Employment or Service Contract.  Nothing in this Notice or in the
          ---------------------------------
attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

          Definitions.  All capitalized terms in this Notice shall have the
          -----------
meaning assigned to them in this Notice or in the attached Stock Option
Agreement.

DATED:________________________, 199__


                                    ODETICS, INC.

                                    By: _______________________________________

                                    Title: ____________________________________



                                    ___________________________________________
                                    OPTIONEE

                                    Address: __________________________________

                                    ___________________________________________



ATTACHMENTS
-----------
Exhibit A - Stock Option Agreement
Exhibit B - Plan Summary and Prospectus

                                      2.

                                       1.
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                                   EXHIBIT A
                                   ---------

                             STOCK OPTION AGREEMENT
                             ----------------------

                                      3.

                                       2.
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                                   EXHIBIT A
                                   ---------

                            STOCK OPTION AGREEMENT
                            ----------------------

                                   EXHIBIT B
                                   ---------

                          PLAN SUMMARY AND PROSPECTUS
                          ---------------------------